                                  EXHIBIT 12.1



SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars In Thousands)


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
                                                    Nine Months
                                                       Ended                         Years Ended December 31,
                                                   September 30,    -------------------------------------------------------------
                                                        1997         1996         1995         1994         1993          1992
                                                      -------       -------      -------      -------      -------       -------
Funds from operations before fixed charges:
  Income (loss) before extraordinary items            $25,098       $21,187      $15,051      $ 8,527      $(5,858)      $(9,802)
  Interest:
    Expense incurred                                   14,621        16,213       13,715       13,006       25,286        24,834
    Amortization of deferred financing costs              761         1,025        1,087        1,061        1,114         1,091
                                                      -------       -------      -------      -------      -------       -------
    Total                                             $40,480       $38,426      $29,853      $22,594      $20,542       $16,123
                                                      =======       =======      =======      =======      =======       =======

Fixed charges:
  Interest expense                                    $14,621       $16,213      $13,715      $13,006      $25,286       $24,834
  Interest capitalized                                  4,528         4,266        3,110          686            0           136
  Rental fixed charges                                     93           124          134          124          123           125
  Amortization of deferred financing costs                761         1,025        1,087        1,061        1,114         1,081
                                                      -------       -------      -------      -------      -------       -------
    Total                                             $20,003       $21,628      $18,046      $14,877      $26,523       $26,186
                                                      =======       =======      =======      =======      =======       =======

Ratio of earnings to fixed charges                       2.02          1.76         1.85         1.52         0.77          0.62
                                                      =======       =======      =======      =======      =======       =======

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